Exhibit 10.1

RETIREMENT, CONSULTING AND NONCOMPETITION AGREEMENT

This Retirement, Consulting and Noncompetition Agreement (the “Agreement”) is made and entered into as of this 30th day of June, 2005, by and between John G. Briner (“Consultant”) and Western Sierra Bancorp, a California corporation (“Bancorp”), (collectively, the “parties”).

RECITALS

A.            Consultant desires to retire from his full-time salaried position with Bancorp and its subsidiaries effective June 30, 2005, and Bancorp desires to obtain the services of Consultant upon Consultant’s retirement from Bancorp;

B.            Consultant’s knowledge of Bancorp and the banking industry is highly valuable to Bancorp and its subsidiaries;

C.            The parties recognize and acknowledge the interest of Bancorp and its subsidiaries in protecting its business and goodwill and that Section 16601 of the California Business and Professions Code authorizes this Agreement for such purpose;

D.            Bancorp desires to retain Consultant to serve on an independent contractor basis on an as-needed basis; and

E.             Consultant will perform such consulting services and not compete with the business of the Bancorp or its subsidiaries in order to protect the business and goodwill of such businesses, provided Consultant serves on the Board of Directors of Bancorp and Bancorp agrees to pay Consultant fees in accordance with the terms and conditions hereinafter set forth.

In consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

1.             Consultant Services; Bancorp’s Responsibilities.

(a)           Consultant’s Services.  Consultant agrees to provide consulting services as requested by Bancorp for the Term (as defined in Section 2 below).  At the request of Bancorp, the Consulting Services may be provided by telephone or at a site or sites other than at the offices of Bancorp.  Furthermore, Consultant agrees to serve as the Chairman of the Board of Auburn Community Bank and serve as a director of Bancorp.

(b)           Bancorp’s Responsibilities.  Bancorp shall cooperate with Consultant to accomplish the purposes of this Agreement.  Bancorp shall provide all administrative facilities and support necessary for the accomplishment of the Consulting Services.  Furthermore, Bancorp agrees to appoint Consultant as the Chairman of the Board of Auburn Community Bank and to appoint Consultant to the Board of Directors of Bancorp effective July 8, 2005.

2.             Term.  Subject to the provisions for termination provided in paragraph 6, the term of this Agreement shall begin June 30, 2005 (“Commencement Date”) and end at the time that Consultant ceases to be a director of Bancorp (the “Term”).

3.             Fees.  Bancorp agrees to pay to Consultant concurrent with Consultant’s execution of this Agreement, which Consultant agrees to accept as full payment for his retirement, the automobile which has been previously provided to Consultant by Auburn Community Bank, the full vesting of Consultant’s Salary Continuation Agreement and a cash payment of $247,500, subject to reduction for taxes incurred.  Furthermore, Bancorp agrees to pay to Consultant, which Consultant agrees to accept as full payment for the performance of Consulting Services and for Consultant complying with the noncompetition and nonsolicitation provision in Section 8 below, $100 per hour for each hour that Consultant provides Consulting Services requested in writing by the President/CEO of Bancorp.   Consultant acknowledges that Bancorp is under no obligation to utilize Consultant’s services.  The consultant fees provided in this Section 3 shall be paid by Bancorp to Consultant on a monthly basis.  In addition, Bancorp agrees that Consultant will be paid for his service as the Chairman of the Board of Auburn Community Bank, as well as director fees for serving on the Board of Directors of Bancorp, consistent with director fees paid by Auburn Community Bank and Bancorp, as applicable.

4.             Business Expenses.  Consultant shall be reimbursed for the reasonable out-of-pocket business expenses incurred or paid by him in the provision of Consulting Services under this Agreement, as customarily reimbursable to independent contractors and as approved by the Bancorp which approval shall not be unreasonably withheld.

5.             Independent Contractor.  Bancorp and Consultant acknowledge that during the Term Consultant will not be an employee of Bancorp and will be working as an independent contractor for Bancorp.  Accordingly, Consultant shall be responsible for payment of all taxes including federal, state and local taxes arising out of Consultant’s activities in accordance with this Agreement, including by way of illustration but not limitation, federal and state income tax, social security tax, unemployment insurance taxes, and any other taxes or business license fees as required.  Consultant shall not earn any additional medical, dental, life insurance, retirement benefits, paid vacations or sick leave or any other employee benefits, including the use of an automobile or an auto allowance as a result of his providing Consulting Service to Bancorp, provided, however, that Consultant will receive all benefits which are provided to other employees who retire from service to Bancorp and/or its subsidiaries.

6.             Termination of Agreement.  If this Agreement is terminated pursuant to this paragraph 6, Bancorp shall have no further liability to Consultant other than for fees or expenses incurred as of the date of termination but not yet paid.

(a)           Termination by Death or Disability.  Bancorp may terminate this Agreement by written notice to Consultant if, during the term of this Agreement, Consultant shall become incapable of fulfilling his obligations hereunder because of death, injury or physical or mental illness.  Termination for reason of disability shall be effective immediately as of the date of said notice.

(b)           Termination by Bancorp by Failure to Nominate and Elect.  Bancorp may terminate this Agreement by failing to nominate and elect Consultant to the Board of Directors at any annual meeting of shareholders of Bancorp.

(c)           Termination by Sale of Bancorp.  This Agreement will terminate upon the sale or merger of Bancorp whereby shareholders of Bancorp own less than 51% of the resulting entity following such sale or merger.

(d)           Termination by Consultant Without Cause.  Consultant may terminate this Agreement without cause by giving Bancorp thirty (30) days written notice of said termination and resignation from the Board of Directors of Bancorp.

7.             Indemnification.  To the extent permitted by law and the articles and bylaws of Bancorp, Bancorp shall indemnify, defend and hold Consultant harmless against any and all claims as may be asserted by any third party against Consultant based on the performance of Consultant’s services under the terms of this Agreement.

8.             Noncompetition and Nonsolicitation.  Consultant shall not, during the Term, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing bank or financial institution or financial services business for any bank or financial institution or financial services business that has an office within 30 miles of any head office or branch office of any subsidiary bank of Bancorp.  Consultant hereby acknowledges the particular value to Bancorp and its subsidiaries of this Section 8, the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration.  Therefore, Consultant expressly agrees that Bancorp, in addition to any and all other rights or remedies that Bancorp shall possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Section 8 by Consultant, without the necessity of posting any bond.  During the Term, Consultant also agrees not to (i) compete with Bancorp or any of Bancorp’s subsidiaries (collectively referred to as the “WSB Group”), (ii) induce of any customer of any entity in the WSB Group to breach a contract with any entity in the WSB Group, (iii) induce of any employee or agent of any entity in the WSB Group to terminate his or her employment or agency relationship with any entity in the WSB Group, or (iv) initiate any legal action (except to enforce Consultant’s rights under this Agreement) against any entity in the WSB Group or any of the officers or directors of any entity in the WSB Group.  Furthermore, Consultant agrees not to compete as provided in this section for one year following termination under Section 6(b), and two years following termination under Sections 6(c) and 6(d).

9.             Miscellaneous.

(a)           Entire Agreement.  This Agreement supersedes any and all other agreements between Consultant and Bank, either oral or in writing, among the parties hereto with respect to the Consultant’s retirement and consulting services and contains all of the promises and agreements among the parties with respect to such retention.  Each party acknowledges that no representations, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of a party which are not embodied herein, and that no other agreement, statement, representation or promise with respect to such retention not contained in this Agreement shall be valid or binding.  Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

(b)           Arbitration.  Except as provided in Sections 8 and 9(d), any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.  There shall be three arbitrators, one to be chosen directly by each party, and the third arbitrator to be selected by the two arbitrators so chosen.  If any arbitration proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, (i) the nonprevailing party shall pay the fees of the arbitrators and all other costs of the arbitration, including the cost of any record or transcripts of the arbitrations and administrative fees; and (ii) the prevailing party shall be entitled to recover reasonable attorney’s fees and any other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled.

(c)           Choice of Law and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States.  Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the County of Sacramento, State of California, and Consultant hereby agrees to be subject to service of process in California.

(d)           Disclosure of Information.  Consultant recognizes and acknowledges that the WSB Group possesses trade secrets and other confidential and/or proprietary information concerning the business affairs and methods of operation of the WSB Group which constitute valuable, confidential, and unique assets of the business of the Bancorp (“Proprietary Information”), which the WSB Group has developed through a substantial expenditure of time and money and which are and will continue to be utilized in business operations of the WSB Group and which are not generally known in the trade.  At any time before or after termination of this Agreement, Consultant agrees not to disclose to anyone any Proprietary Information for any reason or purpose whatsoever and not to make use of any Proprietary Information for his own purposes or for the benefit of anyone other than the WSB Group under any circumstances.  For purposes of this paragraph 9(d), Proprietary Information includes, without limitation, all information regarding services, processes, know-how, service development, business plans, strategic plans, labor relations, research, finances, marketing, assessments, costs, benefits, and any other confidential matters relating to the WSB Group.  Consultant hereby acknowledges the particular value to the Bancorp of this paragraph 9(d), the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration.  Therefore, Consultant expressly agrees that Bancorp, in addition to any other rights or remedies that Bancorp shall possess, shall be entitled to injunctive and other equitable relief to prevent or to remedy a breach of this paragraph 9(d) by him, without the necessity of posting any bond.

(e)           Severability.  In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.  It is the intention of the parties that the noncompetition covenants in Section 8 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any act allegedly in breach of the covenants.  It being the purpose of this Agreement to govern competition by Consultant, the covenants in Section 8 shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of said Section is alleged to have occurred or to be threatened) which best gives them effect.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Noncompetition Agreement as of the date first above written, in the City of Cameron Park, California.

CONSULTANT

DATED:	June 30, 2005		/s/ John G. Briner
John G. Briner

WESTERN SIERRA BANCORP

DATED:	June 30, 2005	By:	/s/ Gary D. Gall
President/Chief Executive Officer